EXHIBIT 21

NEWELL RUBBERMAID INC. AND SUBSIDIARIES
SIGNIFICANT SUBSIDIARIES

STATE OF
NAME	ORGANIZATION	OWNERSHIP
Berol Corporation	Delaware	72.65% of stock is owned b Newell Rubbermaid Inc.; 27.35% of stock is owned by Newell Operating Company

Newell Investments, Inc.	Delaware	23.79% of stock is owned by Newell Operating Company; 16.00% of stock is owned by Newell Rubbermaid Inc.; 5.13% of stock is owned by Newell Window Furnishings, Inc.; 36.11% of stock is owned by Rubbermaid Incorporated; 16.69% of stock is owned by Sanford L.P.; 1.61% of stock is owned by Newell Finance Company; and 0.67% of stock is owned by IRWIN Industrial Tool Company.

Newell Operating Company	Delaware	86.08% of stock is owned by Newell Rubbermaid Inc.; 13.92% of stock is owned by Newell Holdings Delaware, Inc.

Rubbermaid Incorporated	Ohio	100% of stock is owned by Newell Rubbermaid Inc.

Rubbermaid Texas Limited	Texas	Rubbermaid Incorporated is a general partner with a 1% ownership interest; Rubfinco Inc. (which is 100% owned by Rubbermaid Incorporated) is a limited partner with a 99% ownership interest

Sanford Investment Company	Delaware	87.4% of stock is owned by Berol Corporation; 12.6% of stock is owned by Newell Bloomsbury Co.

IRWIN Industrial Tool Company	Delaware	100% of stock is owned by Newell Rubbermaid, Inc.

Sanford, L.P.	Illinois	Newell Operating Company is a general partner with a 1.62% ownership interest; Sanford Investment Company is a limited partner with a 98.38% ownership interest